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                                                                     Exhibit 11A

                         PACIFICARE HEALTH SYSTEMS, INC.

           COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK - PRIMARY (dollars and shares in thousands, except per share amounts)

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                                                                                YEARS ENDED SEPTEMBER 30
                                                                     -------------------------------------------
                                                                            1996           1995           1994
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
Shares outstanding at the beginning of the year                           30,882         27,528         27,256

Weighted average number of shares issued during the
period in connection with a public offering, compensation
awarded in stock and exercise of stock options                               209          1,750            155

Shares repurchased (weighted)                                                  -              -            (33)

Dilutive shares issuable, net of shares assumed to have
been purchased (at the average market price) for
treasury with assumed proceeds from contingent
exercise of stock options and registered equity
purchase contracts                                                           580            586            626
                                                                     -------------------------------------------

Total primary shares                                                      31,671         29,864         28,004
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Income before cumulative effect of a change in
  accounting principle                                                 $  71,953      $ 108,095      $  84,593
Cumulative effect on prior years of a change in
  accounting principle                                                         -              -          5,658
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Net income                                                             $  71,953     $  108,095      $  90,251
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Primary earnings per share:
  Before cumulative effect of a change in
    accounting principle                                               $    2.27     $     3.62      $    3.02
  Cumulative effect on prior years of a change in
    accounting principle                                                       -              -           0.20
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Earnings per share - primary                                           $    2.27     $     3.62      $    3.22
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